EX-28.d.1.fff

DFA INVESTMENT DIMENSIONS GROUP INC.

VA GLOBAL BOND PORTFOLIO

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this 8th day of February, 2023, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”), on behalf of the VA Global Bond Portfolio (the “Portfolio”), a separate series of the Fund, and DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (the “Manager”), amending and restating the Investment Management Agreement dated July 21, 2015, to lower the fee rate paid to the Manager.

1. Investment Advisory Services. The Fund hereby employs the Manager to manage the investment and reinvestment of the assets of the Portfolio, to review and supervise the investment and reinvestment of the assets of the Portfolio, to determine in its discretion the securities and instruments to be purchased or sold and the portion of the Portfolio’s assets to be uninvested, to provide the Fund with records concerning the Manager’s activities which the Fund is required to maintain, and to render regular reports to the Fund’s officers and the Board of Directors of the Fund (the “Board”), all in compliance with the investment objective(s), policies, and limitations set forth in the Portfolio’s registration statement, and applicable laws and regulations, or as the Fund may instruct the Manager in writing. The Manager accepts such employment and agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the investment advisory services described herein on the terms and for the compensation provided herein.

2. Portfolio Transactions. The Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio and is directed to use its best efforts to obtain the best available prices and most favorable executions, except as prescribed herein. It is understood that the Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or to the Portfolio, or be in breach of any obligation owing to the Fund or to the Portfolio under this Agreement, or otherwise, solely by reason of its having caused the Portfolio to pay a member of a securities exchange, a broker, or a dealer a commission for effecting a securities transaction for the Portfolio in excess of the amount of commission another member of an exchange, broker, or dealer would have charged if the Manager determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or the Manager’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. The Manager will promptly communicate to the officers and directors of the Fund such information relating to transactions for the Portfolio as they may reasonably request.

3. Non-Investment Advisory Services. The Fund hereby employs the Manager to provide certain non-investment advisory services for the Portfolio, subject to the direction of the officers and the Board on the terms hereinafter set forth. Specifically, the Manager shall perform or arrange for the performance, as applicable, at its own expense (except as provided in Section 4 or unless otherwise agreed to by the Manager and the Fund, in which case at the Fund’s expense), the following services to the Fund on behalf of the Portfolio to the extent that any such services are not otherwise provided by any other service provider to the Fund:

(i)	monitor and evaluate the services provided to the Fund for the benefit of the Portfolio by the Portfolio’s custodian, transfer and dividend disbursing agents, printers, insurance carriers (as well as insurance agents and insurance brokers), independent public accountants, legal counsel and other persons and entities who provide similar services to the Fund for the benefit of the Portfolio;

(ii)	monitor the preparation of periodic reports and notices of distributions to shareholders of the Portfolio;

(iii)	coordinate, monitor and evaluate the daily pricing and valuation of the Portfolio’s investment portfolio;

(iv)	monitor the Portfolio’s compliance with recordkeeping requirements of applicable federal, state, and foreign laws and regulations;

(v)	assist the Portfolio to comply with the provisions of applicable federal, state, and foreign tax laws and tax regulations;

(vi)	assist the Portfolio to comply with the provisions of applicable federal, state, local and foreign securities, organizational and other laws that govern the business of the Fund in respect of the Portfolio, including with respect to the preparation of registration statements and other materials in connection with the offering of the Portfolio’s shares;

(vii)	monitor and coordinate the provision of trade administration oversight services to the Portfolio, including settlement oversight services, reconciliation services, collateral management oversight services, and similar services, including recommending corrective action;

(viii)	assist the Portfolio to conduct meetings of the Portfolio’s shareholders if and when called by the Board;

(ix)	furnish such information to the Board as the Board may reasonably require in connection with the annual approval of this Agreement, and coordinate the provision of such other information as the Board may reasonably request; and

(x)	provide the shareholders of the Portfolio with such information regarding the operation and affairs of the Portfolio, and their investment in its shares, as they or the Fund may reasonably request.
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The Manager accepts such employment and agrees to provide or coordinate the provision of the non-investment advisory services specified above in this Section 3 for the compensation provided in Section 5. The Manager is not required at its own expense to provide non-investment advisory services to the Fund under this Agreement except as specified in this Section 3. The Manager may provide additional non-investment advisory services, i.e., those not specified in this Section 3, for the benefit of the Portfolio subject to terms mutually agreed upon by the Fund and the Manager.

Subject to approval or ratification by the Board, the Manager may delegate to one or more entities some or all of the services for the Portfolio described in this Section 3 for which the Manager is responsible, provided that the Manager will be responsible for supervising such entities and paying the compensation, if any, of such entities for such services to the Portfolio, except as otherwise agreed to by the Manager and the Fund.

4. Expenses of the Fund. Other than as provided for in Sections 1 and 3, the Fund shall be responsible for all of its own fees, expenses, charges, assessments, taxes, and other costs incurred in its operations, whether incurred directly by the Fund or incurred by the Manager on behalf of the Fund (together, “fees and expenses”). Such fees and expenses payable by the Fund shall include, but are not limited to:

i.	Fees and expenses paid to the Manager as provided herein;

ii.	Brokerage fees and commissions in connection with the purchase and sale of securities for the Portfolio;

iii.	Fees and expenses of transfer and dividend disbursing agents, sub-transfer agents, custodians, securities lending agents, administrators and shareholder servicing and record-keeping agents, including the expenses of issue, repurchase or redemption of its shares;

iv.	Fees and expenses of registering and maintaining the registration of the Portfolio and its shares under federal and any applicable state laws; including the printing and distribution of prospectuses to its existing shareholders;

v.	Fees and expenses incident to meetings of the shareholders of the Fund, reports to the Portfolio’s shareholders, the filing of reports with regulatory bodies and the maintenance of the Portfolio’s and the Fund’s legal existence;

vi.	Fees and expenses of all audits by independent public accountants;

vii.	Fees and expenses of legal counsel to the Portfolio and/or the directors, including the legal fees related to the registration and continued qualification of the Portfolio’s shares for sale;
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viii.	Compensation of, and fees and expenses incurred by those individuals serving as, directors who are not directors, officers, employees or shareholders of the Manager or any of its affiliates;

ix.	Fees and expenses relating to the pricing and return data of Portfolio assets and related indices to the extent necessary for disclosure in regulatory filings for the Fund, including expenses of obtaining quotations for calculating the value of the Portfolio’s net assets;

x.	The Portfolio’s pro rata portion of fidelity bond, errors and omissions, and directors and officer liability insurance premiums;

xi.	The Portfolio’s pro-rata portion of fees and expenses in connection with membership in investment company organizations or trade associations, as approved by the Board;

xii.	Salaries and other compensation, in whole or in part, of officers and employees of the Fund who are not officers, directors, or employees of the Manager or its affiliates (provided, however, notwithstanding the employment of officers or personnel by the Manager, the Fund shall be responsible for its pro rata portion of any salary and other compensation as may be payable to the Fund’s chief compliance officer);

xiii.	Fees and expenses incident to meetings of the Board;

xiv.	Taxes and other governmental fees levied against the Portfolio, and the preparation of the Fund’s tax returns;

xv.	Investment fees and expenses of the Portfolio, including the interest expense of borrowing money;

xvi.	Fees and expenses associated with obtaining tax reclaims for the Portfolio;

xvii.	Fees and expenses associated with preparing the Portfolio’s filings with the Securities and Exchange Commission, Commodity Futures Trading Commission, National Futures Association, or other government agency or regulatory body and any costs associated with disclosure, reporting and recordkeeping requirements with respect to such filings;

xviii.	Fees and expenses associated with regulatory inquiries and examinations, regulatory proceedings, and regulatory investigations of the Portfolio;

xix.	Fees and expenses incurred in connection with any litigation or regulatory proceeding, including class action proceedings, bankruptcy proceedings, and responses to subpoenas of any kind;

xx.	Extraordinary fees and expenses of the Portfolio;
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xxi.	Fees and expenses associated with trade administration oversight services with respect to reconciliations, including: (a) assistance with Portfolio valuation and tax lot accounting; (b) daily reconciliation of the Portfolio’s cash and positions with the Portfolio’s custodians; (c) detailed reconciliations of the Portfolio’s net asset value; and (d) maintenance of books and records of portfolio transactions;

xxii.	Fees and expenses associated with trade administration oversight services with respect to settlement oversight, including: (a) capturing information for trades executed for the Portfolio and corporate action elections and transmitting such information to custodians, other fund service providers and other third parties such as securities lending agents; and (b) coordinating with custodians and brokers to identify, investigate and resolve all unmatched and failed trades and matters related to corporate actions;

xxiii.	Fees and expenses associated with trade administration oversight services with respect to collateral management oversight, including: (a) the administration of the Portfolio’s margin accounts; (b) calculation and management of daily margin calls; (c) transmission of instructions related to collateral settlement; and (d) reviews of collateral eligibility and substitute collateral;

xxiv.	Fees and expenses related to the Portfolio’s, not the Manager’s, compliance program;

xxv.	Fees and expenses associated with oversight of the securities lending activities of the Portfolio to the extent permissible by law; and

xxvi.	Fees and expenses associated with the voting of proxies (or other requests for consent or approval of interest holders) with respect to securities or other assets held by the Portfolio, including certain research services, as approved by the Board.

The Portfolio, at its expense, may enter into agreements with one or more entities (including the Manager) to perform some or all of the services related to the fees and expenses of the Portfolio specified above in this Section 4 or such other services that may be requested by the Board from time to time. Payment by the Manager of the fees and expenses that shall be borne by the Portfolio under this Agreement shall not prejudice the Manager’s right to seek reimbursement for such fees and expenses or to provide for the future payment by the Portfolio of such fees and expenses.

In carrying out its responsibilities under Section 3 of the Agreement, to the extent the Manager deems necessary or desirable and at the expense of the Portfolio, the Manager shall be entitled to consult with, and obtain the assistance of, the persons described in clause (i) of Section 3 that provide services to the Fund.

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To the extent there is uncertainty as to whether a fee or expense should be borne by the Fund, the Board will have discretion to determine, in consultation with the Manager and consistent with applicable law, whether the Fund will bear such fee or expense.

5. Compensation of the Manager. For the services to be rendered by the Manager as provided in this Agreement, the Fund shall pay to the Manager a fee computed on the aggregate net asset value of the Portfolio as of the close of each business day and payable monthly at the annual rate of 0.19%. In the event that this Agreement is terminated at other than a month-end, the fee for such month shall be prorated, as applicable.

6. Reports. The Fund and the Manager agree to furnish to each other information with regard to their respective affairs as each may reasonably request.

7. Status of the Manager. The services of the Manager to the Fund, or with respect to the Portfolio, are not to be deemed exclusive, and the Manager shall be free to render similar services to others, as long as its services to the Fund or to the Portfolio are not impaired thereby. The Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way, or otherwise be deemed an agent of the Fund.

8. Liability of the Manager. No provision of this Agreement shall be deemed to protect the Manager against any liability to the Fund or the shareholders of the Portfolio to which it might otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9. Permissible Interests. Subject to and in accordance with the charters of the Fund and the Manager, respectively, directors, officers, and shareholders of the Fund are or may be interested in the Manager (or any successor thereof) as directors, officers, or shareholders, or otherwise; directors, officers, agents, and shareholders of the Manager are or may be interested in the Fund as directors, officers, shareholders, or otherwise; and the Manager (or any successor) is or may be interested in the Fund as a shareholder or otherwise, and the effect of any such interrelationships shall be governed by said charters and the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”).

10. Duration and Termination. This Agreement shall become effective on February 28, 2023 and shall continue in effect until December 31, 2023, and thereafter, only if such continuance is approved at least annually by a vote of the Board, including the vote of a majority of the directors who are not parties to this Agreement or interested persons of any such party, cast in person, at a meeting called for the purpose of voting such approval. In addition, the question of continuance of this Agreement may be presented to the shareholders of the Portfolio; in such event, such continuance shall be effected only if approved by the affirmative vote of the holders of a majority of the outstanding voting securities of the Portfolio.

This Agreement may at any time be terminated without payment of any penalty either by vote of the Board or by vote of the holders of a majority of the outstanding voting securities of the Portfolio, on not more than (60) sixty days’ written notice to the Manager.

This Agreement shall automatically terminate in the event of its assignment.

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This Agreement may be terminated by the Manager after ninety (90) days’ written notice to the Fund.

Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at any office of such party.

As used in this Section, the terms “assignment,” “interested persons,” “voting securities,” and a “majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19), Section 2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

12. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

13. Use of Names. The Manager and the Fund agree that the Manager has a proprietary interest in the names “DFA” and “Dimensional,” and that the Fund and/or Portfolio may use such names only as permitted by the Manager, and the Fund further agrees to cease use of such names promptly after receipt of a written request to do so from the Manager.

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed this 8th day of February, 2023.

DIMENSIONAL FUND ADVISORS LP		DFA INVESTMENT DIMENSIONS GROUP INC.

By:	DIMENSIONAL HOLDINGS INC., General Partner

By:	/s/ Carolyn L. O	By:	/s/ Ryan P. Buechner
	Name: Carolyn L. O		Name: Ryan P. Buechner
	Title: Vice President		Title: Vice President
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